Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES APPOINTMENTS TO THE BOARD OF DIRECTORS

Midland, Texas, April 8, 2020 (GLOBE NEWSWIRE) – Steven West, Chairman of the Board of Directors (the “Board”) of Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”), is pleased to announce that effective April 3, 2020, the Company increased the size of Diamondback’s Board of Directors to eight members, adding Stephanie K. Mains and Vincent K. Brooks as independent directors.

Stephanie Mains has over 30 years of experience across diverse industrial segments, including aviation, energy and transportation. Most recently, she served as President and CEO of ABB Electrification Products Industrial Solutions, a $2.7 billion leading provider of advanced technologies to protect, control and optimize assets within electrical infrastructures for a number of industrial, commercial and residential applications around the world. She served in this position from 2018, when GE Industrial Solutions was acquired by ABB, until February 2019. Prior to that, she held the position of President and CEO of GE Industrial Solutions from 2015 until its acquisition by ABB in 2018. From 2013 to 2015, Ms. Mains served as President and CEO of GE Distributed Power Global Services, where she led a $2.2 billion global business servicing technologies that power the oil and gas, utilities, mining and industrial segments. From 2006 until 2013, she held positions of increasing responsibility in GE Energy from General Manager to Vice President, as she led the global build out and transformation of a $4 billion service operation providing power equipment and services. Prior to joining GE Energy, she spent 17 years across multiple GE businesses in financial and leadership positions, including CFO for GE Aviation Services – Contractual Services and Material Solutions, a $4 billion aviation material services business. Ms. Mains also serves as a director of Gates Industrial Corporation plc and a member of its audit committee, positions she has held since February 2019. Ms. Mains holds a B.B.A. in Finance from the University of Kentucky. Ms. Mains qualifies as an independent director under the Nasdaq listing standards.

Vincent “Vince” Brooks is a career Army officer who served in the U.S. Army for over 42 years, retiring from active duty in 2019 as a four-star general. General Brooks spent his final seventeen years as a general officer and in nearly all of those years in command of large, complex military organizations in challenging situations. Most recently, from 2016 until his retirement, he was the commander of all Korean and United States forces in the Republic of Korea. In the two positions prior to Korea he served as the commander of all United States Army forces throughout the Indo-Asia Pacific region from 2013 to 2016 during the strategic rebalancing to Asia, and as the commander of all United States Army forces in the Middle East and Central Asia from 2011 to 2013 during the reduction of forces in Iraq and the buildup of forces in Afghanistan, as well as the phenomenon known as “the Arab Spring.” During his tenure in the Army, he gained uncommon experience in leading through complex, ambiguous situations with significant national security interests and risks at stake. He handled crisis management, public communications, risk management and mitigation, budgetary assessment, leadership and management, international relations and interactions, cyber defense and protection, congressional engagement and strategic planning. General Brooks has served on the board of the Gary Sinise Foundation since March 2019 and on the board of the Korea Defense Veterans Association since February 2020. General Brooks is also a visiting Senior Fellow at Harvard Kennedy School’s Belfer Center for Science and International Affairs, a Distinguished Fellow at the University of Texas with both the Clements Center for National Security and the Strauss Center for International Security and Law, an Executive Fellow with the Institute for Defense and Business, and the President of VKB Solutions LLC. General Brooks holds a Bachelor of Science in Engineering from the U.S. Military Academy at West Point, a Master of Military Art and Science from the U.S. Army School of Advanced Military Studies and holds an honorary Doctor of Laws from the New England School of Law and an honorary Doctor of Humanities from New England Law | Boston. General Brooks qualifies as an independent director under the Nasdaq listing standards.

“We are excited and humbled that Stephanie and Vince have decided to join Diamondback’s Board of Directors. Each adds decades of relevant experience and unique business, risk management and strategic skills that are complementary to our existing Board members,” stated Mr. West. “These are unprecedented times for our industry and Company, and we look forward to their contributions as we navigate the Company into the future,” he added.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com